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                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT (the "Agreement"), entered into as of the 1st day of July, 1999, by and between The United Company, a Virginia corporation (the "Company"), and John D. Correnti, an individual (the "Optionee").

                                    RECITALS

                  A. The Company is the lead shareholder of a shareholder group which intends to undertake a proxy solicitation (the "Proposed Solicitation") for the election of directors constituting at least a majority of directors of Birmingham Steel Corporation (the "Target").

                  B. The Company desires to engage the Optionee, through Optionee's affiliated company, as a temporary consultant to perform services for the Company's benefit during the Proxy Solicitation, pursuant to the terms and provisions of that certain Consulting Agreement dated the date hereof (the "Consulting Agreement").

                  C. In order to induce the Optionee to enter into the Consulting Agreement pursuant to the terms and condition set forth therein, the Company desires to grant the Optionee an option to purchase the number shares of common stock of Target owned by the Company set forth below.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. Grant of Option. Subject to the terms and conditions hereinafter set forth, the Company hereby grants to the Optionee an option to purchase one hundred thousand (100,000) shares of common stock in Target (subject to adjustment as provided in Section 4, below) at a price of $4.88 per share (as adjusted pursuant to Section 4, below, the "Option Price"). Such option is hereinafter referred to as the "Option" and the shares of Stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the "Option Shares." Subject to such further limitations as are provided herein, the Option shall vest with respect to all Option Shares immediately.

         2. Termination of Option. The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised (or notice of such exercise given pursuant to Section 3(a) below), shall terminate and become null and void after the earlier to occur of:

                  (a) Six (6) months after the 1999 annual shareholder meeting of Target, at which time the contemplated Proxy Solicitation will be made; or

                  (b) June 30, 2000.



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         3. Exercise of Option.

                  (a) The Optionee may exercise the Option, from time to time, with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Company written notice of intent to exercise. The notice of exercise shall specify the number of Option Shares as to which the Option is to be exercised, the manner of payment (in accordance with Section 3(b) below), and the date of exercise thereof, which date shall be at least five (5) days after the giving of such notice, unless an earlier time shall have been mutually agreed upon in writing.

                  (b) Full payment by the Optionee of the Option Price for the Option Shares (the "Exercise Price") purchased shall be made on or before the exercise date specified in the notice of exercise in cash or its equivalent, or alternatively, the Optionee may elect to finance the Exercise Price by granting the Company a promissory note (the "Promissory Note") for the amount of the Exercise Price under commercially reasonable terms, provided that such Promissory Note must include the following terms:

                           (i) The Promissory Note shall be interest free if the
notice of exercise (as described in Section 3(a) above) is delivered to the Company prior to the date of the 1999 annual shareholder meeting of Target, and after such date, the interest rate shall be the prime rate as reported from time-to-time in the "Money Rates" section of the Wall Street Journal.

                           (ii) The principal and interest due under the
Promissory Note shall be payable in full no later than three (3) years after the date of exercise.

                           (iii) The Company shall retain a security interest in
the Option Shares, and both parties shall take all actions necessary in order to perfect such security interest. The parties will select an attorney or other third party to hold certificates for the pledged shares as escrow agent ("Escrow Agent") for Company and Optionee, and shall execute a pledge agreement creating a security interest in such shares in favor of Company, to secure payment of the related Promissory Note.

                  (c) The exercise date shall be the later of the date specified in the Optionee's notice, or the date the Company receives payment of the Exercise Price, for the Option Shares to be purchased upon exercise of the Option.

Issuance of a Promissory Note shall be deemed receipt of the Exercise Price for the purposes of this Agreement.

                  (d) Upon exercise of the Option and payment of the Exercise Price, the Company shall cause to be delivered to the Optionee, stock certificates or other appropriate transfer documents for an appropriate number of shares based upon the number of shares purchased under the Option. If a Promissory Note is granted with respect to the Exercise Price the Company will deliver certificates for the Option Shares purchased by such exercise to the Escrow Agent pending payment of the related Promissory Note. At the end of each calendar quarter, the Escrow Agent will be instructed to release to the Optionee certificates for the number of Option Shares determined by multiplying the total number



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of Option Shares held at that time in escrow by the fractions determined by dividing the total amount of all principal payments made by Optionee on the Promissory Note during such quarter by the total outstanding balance of the Promissory Note at the beginning of such quarter.

                  (e) All Option Shares deliverable by the Company under this Agreement will be delivered to Optionee free of all liens, claims, encumbrances (other than the Company's retained security interest as provided herein) and restrictions on transfer. Such Option Shares shall have been acquired from Target pursuant to a registration statement filed by Target with the United States Securities and Exchange Commission or shall have been purchased by the Company in the public market.

                  (f) Upon a valid exercise of all or a portion of the Option, Optionee will be deemed the beneficial owner of the Option Shares for which the Option has been exercised pending change of record ownership and will be entitled to all voting rights, distributions and other rights of an owner of such Option Shares. The Company will take such actions as are necessary to grant such rights (such as appointing Optionee its proxy to vote such Option Shares, and remitting promptly all distributions received with respect to such shares). If any shares were transferred pursuant to exercise of an Option for which the exercise was paid by a Promissory Note, upon default by Optionee of its obligations under any such note, any distributions (or amounts received pursuant to a merger or other transaction involving any conversion or exchange of such shares) that are received by the Company with respect to the Option Shares shall be retained by the Company to the extent necessary to pay all amounts due under such note.

         4. Adjustments to Option Shares and Exercise Price. In the event of a stock dividend, stock split, combination or consolidation of shares, merger, spinoff, exchange or other change in the capitalization of the Target, appropriate adjustments will be made in the number or kind of shares, securities or other property or rights for which the Option may be exercised, and the Exercise Price per Option Share, as equitably required to reflect such transaction.

         5. Death of Optionee. If Optionee dies while any part of the Option is unexercised, the Optionee's legal representative or representatives or the persons entitled to the Option under Optionee's will or under laws of intestacy shall have the right to exercise the Option during the remaining term.

         6. Shareholder Rights. Upon an exercise of the Option and receipt by the Company of the Exercise Price for the related Option Shares, pending Target's recognition of Optionee as record holder thereof, Optionee shall be entitled to all rights of ownership of such related Option Shares, including rights to dividends or other distributions by Target with respect to such shares declared after the exercise date. The Company shall remit all such distributions to Optionee and take such other actions as might be required to give effect to this provision. Until exercise and receipt of the Exercise Price for the Option Shares, the Company shall retain all rights of ownership of the Option Shares (but shall not transfer or encumber the Option Shares, or take any other action inconsistent with this Agreement).

         7. Consulting Agreement. This Agreement is effective contingent upon the execution of that certain Consulting Agreement dated the date hereof.



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         8. Notice. Any notice, report or demand required, permitted or desired hereunder shall be in writing and delivered by certified mail-return receipt requested, Federal Express (or similar courier), telegram or receipted hand delivery at the following addresses (or such other addresses designated by proper notice):

                  To the Company:                  1005 Glenway Avenue
                                                   Post Office Box 1280
                                                   Bristol, Virginia 24203-1280
                                                   Attn: James W. McGlothlin

                                                   Fax No.: (540) 645-1404

                  To the Optionee:                 808 East Main Street
                                                   Blytheville, Arkansas 72316
                                                   Attn: John D. Correnti

                                                   Fax No.: (870) 762-6655


Any notice actually received shall be deemed to have been properly delivered.

         9. Miscellaneous.

                  (a) Binding Effect and Benefit. All rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, the successors and permitted assigns of the Company and the heirs, executors and personal representatives of the Optionee.

                  (b) Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto. This Agreement may not be changed except by written instrument duly executed by the parties hereto.

                  (c) Waiver. Waiver by any party of any breach of the terms and conditions of this Agreement, or of any election available to that party hereunder, shall not be deemed to be a waiver of any subsequent breach of any term or condition of this Agreement or a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time, or of the right of the applicable party to make any subsequent election under this Agreement.

                  (d) Severability. If, for any reason, any provision or part thereof, of this Agreement, is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision, or any other part of such provision, not held to be invalid or unenforceable, and each such other provision, or part thereof, shall to the full extent consistent with law continue in full force and effect.



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                  (e) Governing Law. The validity, performance and enforcement of this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Alabama.

                  (f) Headings. The headings and subheadings appearing in this Agreement are solely for convenience in reference and shall have no effect upon the meaning and construction of this Agreement.

                  (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  (h) Assignment. The Optionee may not sell, assign, transfer or delegate any right or obligation under this Agreement to any person or entity, except for transfer by will or intestacy.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       THE "COMPANY"

                                       THE UNITED COMPANY


                                       By:  /s/ Wayne L. Bell
                                          --------------------------------------
                                                Its  Executive Vice President
                                                     and General Counsel


                                       THE "OPTIONEE"


                                         /s/  John D. Correnti
                                       -----------------------------------------
                                       JOHN D. CORRENTI




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